Exhibit 99.1


FOR IMMEDIATE RELEASE

SCIENTIFIC GAMES CORPORATION PRICES PRIVATE OFFERING OF $250 MILLION OF 0.75% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

New York, NY--December 2, 2004: Scientific Games Corporation (NASDAQ: SGMS) today announced the pricing of its offering of $250.0 million aggregate principal amount of 0.75% convertible senior subordinated debentures due 2024 in a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The sale of the debentures is expected to close on or about December 23, 2004. In addition, Scientific Games granted the initial purchasers of the debentures an option to purchase, within 13 days from the date of closing, up to an additional $25.0 million aggregate principal amount of debentures.

The debentures will be initially convertible, subject to certain conditions, into shares of Scientific Games Class A common stock at a conversion rate of
34.3643 shares of Class A common stock per $1,000 principal amount of debentures, representing an initial effective conversion price of approximately $29.10 per share. Upon any conversion of debentures, Scientific Games will deliver cash equal to the lesser of the aggregate principal amount of debentures to be converted and its total conversion obligation and shares of Scientific Games Class A common stock in respect of the remainder, if any, of its conversion obligation.

Scientific Games may redeem all or some of the debentures for cash on or after June 1, 2010, at a redemption price equal to 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest, if any, to the redemption date. Holders may require Scientific Games to repurchase the debentures for cash on June 1, 2010, December 1, 2014 and December 1, 2019 at a repurchase price equal to 100% of the principal amount of the debentures being repurchased plus any accrued and unpaid interest to, but excluding, the applicable repurchase date.

Scientific Games will use the net proceeds from the offering to repay a portion of the term loan outstanding under its existing senior credit agreement. Subject to the receipt of certain consents and waivers, Scientific Games expects to enter into convertible bond hedge transactions with affiliates of the initial purchasers which if consummated are expected to reduce the potential dilution upon conversion of the debentures. The initial purchasers expect to hedge their exposure in the potential hedge transactions, which could have the effect of increasing (or preventing any potential decline in) the price of Scientific Games' common stock at the time of pricing of the debentures, and if the hedge transactions are not consummated, the initial purchasers expect to unwind their hedge positions, which could have the effect of decreasing the price of Scientific Games' common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The debentures and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Unless so registered, the debentures and common stock issuable upon conversion of the debentures may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. Scientific Games' Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.